As filed with the Securities and Exchange Commission on September 13, 2021
Registration No. 333-255612
333-233579
333-226961
333-219083
333-212466
333-197652

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENTS

UNDER

THE SECURITIES ACT OF 1933

SHARPSPRING, INC.
(Exact Name of Registrant as Specified in Charter)
Delaware
(State or other jurisdiction of	05-0502529
incorporation or organization)	(I.R.S. Employer Identification No.)

5001 Celebration Pointe Avenue
Gainesville, Florida	32608
(Address of Principal Executive Offices)	(Zip Code)
____________________________________

2010 RESTATED EMPLOYEE STOCK PLAN
SHARPSPRING, INC. 2019 EQUITY INCENTIVE PLAN
2010 EMPLOYEE STOCK PLAN
____________________________________

Lara Mataac
General Counsel
1601 Trapelo Road
Waltham, Massachusetts 02451
(781) 852-3323
(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,“ smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒ Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

SharpSpring, Inc. (the “Company”) is filing this Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) to the following registration statements on Form S-8 (the “Registration Statements”) registering shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”):

●
Registration Statement on Form S-8, File No. 333-255612, filed on April 29, 2021, registering 327,961 shares of Common Stock for issuance under the ShaprSpring, Inc. 2019 Equity Incentive Plan (the “2019 Plan) and 1,341,361 shares of Common Stock for issuance under the Company’s 2010 Restated Employee Stock Plan (the “2010 Restated Plan”);

●
Registration Statement on Form S-8, File No. 333-233579, filed on August 30, 2019, registering 697,039 shares of Common Stock for issuance under the 2019 Plan;

●
Registration Statement on Form S-8, File No. 333-226961, filed on August 21, 2018, registering 650,000 shares of Common Stock for issuance under the 2010 Restated Plan;

●
Registration Statement on Form S-8, File No. 333-219083, filed on June 30, 2017, registering 300,000 shares of Common Stock for issuance under the Company’s 2010 Employee Stock Plan (the “2010 Plan”);

●
Registration Statement on Form S-8, File No. 333-212466, filed on July 11, 2016, registering 300,000 shares of Common Stock for issuance under the 2010 Plan; and

●
Registration Statement on Form S-8, File No. 333-197652, filed on July 25, 2014, registering 1,212,396 shares of Common Stock of the Company (then known as SMTP, Inc.) for issuance under the 2010 Plan.

On September 1, 2021, pursuant to an Agreement and Plan of Merger dated June 21, 2021, by and among the Company, Constant Contact, Inc., a Delaware corporation (“Parent”), and Groove Merger Sub, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of Parent (“MergerSub”), MergerSub merged with and into the Company with the Company continuing as the surviving corporation as a direct, wholly-owned subsidiary of Parent (the “Merger”).

In connection with the Merger, the Company has terminated all offerings of the Company’s securities pursuant to its existing registration statements, including the Registration Statements. In accordance with undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statements that remain unsold at the termination of the offerings, the Company hereby removes from registration all shares of Common Stock registered under the Registration Statements that remain unsold.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment to the Registration Statements on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Gainesville, state of Florida on this 13th day of September, 2021.

SharpSpring, Inc.

By:	/s/ Aaron Jackson
Aaron Jackson Chief Financial Officer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.